ALLIOTT AGCA, Inc. Certified Public Accountants
Member of Alliott Group, a worldwide alliance of independent firms
411 E. Huntington Drive, Suite 308, Arcadia, CA 91006 • Website: www.agcacpa.com
• Phone: (626) 446-4000 • Fax: (626) 446-4002 • E-mail: info@agcacpa.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the current report on Post Effective Amendment No. 1 to Form S-1 of Lihua International, Inc. to be filed with the Securities and Exchange Commission on or about September 22, 2009, of our report dated March 30, 2009 on our audit of the consolidated financial statements of Lihua International, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

AGCA, Inc.

Arcadia, California
September 22, 2009